EXHIBIT 23.2


                         Consent of Independent Auditors


The Board of Trustees
MGI Properties:

                  We consent to incorporation by reference in the registration statement on Form S-8 of MGI Properties of our report dated December 30, 1994, relating to the consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1994, and all related schedules, which report appears in the November 30, 1994 annual report on Form 10-K of MGI Properties.


                                                        KPMG Peat Marwick LLP


Boston, Massachusetts
October 31, 1995